Exhibit 99.1
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
The following unaudited pro forma consolidated financial information is derived from the historical consolidated financial statements of Ingersoll-Rand plc, which were prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). However, the unaudited pro forma consolidated financial information is not prepared in accordance with the guidance in Article 11 of Regulation S-X.
The unaudited pro forma consolidated statement of operations financial information for the three months ended March 31, 2013 and for the fiscal year ended December 31, 2012 give effect to the separation of our commercial and residential security businesses and related transactions, excluding related financing transactions (the "Spin-off"), as if they had occurred on January 1, 2012, the first day of fiscal year 2012. The unaudited pro forma consolidated balance sheet financial information as of March 31, 2013 gives effect to the Spin-off, as if it had occurred on that date.
The unaudited pro forma consolidated statement of operations financial information also includes adjustments to reflect the following:

•	the non-recurring purchase price adjustments related to the divestiture of our Hussmann Business, which occured during the third and fourth quarters of 2011; and

•	restructuring costs incurred to improve the Company's cost structure (excluding restructuring costs related to New Security's businesses, which are included in the Spin-off adjustments).
The Spin-related adjustments presented in the unaudited pro forma consolidated financial information are made on a basis that we believe is consistent with the guidance for discontinued operations under U.S. GAAP upon the Spin-off, with the exception of the income tax expense, which is calculated using a weighted average statutory income tax rate. We expect this basis to be different from the stand-alone historical financial statements presented in the information statement of New Security.
In addition, we anticipate that the cost savings as a result of our 2013 restructuring efforts will generally approximate the corporate overhead costs previously allocated to the New Security business, which will remain with Ingersoll-Rand after the Spin-off. These anticipated cost savings have not been reflected in our unaudited pro forma consolidated financial information.
There can be no assurance that the Spin-off or any other separation transaction will ultimately occur, or, if one does occur, its terms or timing. We expect to receive a cash distribution from New Security prior to the Spin-off based on the assumed net proceeds of an incurrence of debt by New Security. The amount of cash proceeds we receive from debt incurred by New Security prior to the Spin-off, and thus the amount of cash distributed to us, may depend on a number of factors, including market conditions at the time New Security incurs the debt. We anticipate utilizing the cash proceeds from the New Security distribution to fund further share repurchases and other general corporate purposes. The anticipated distribution by New Security and the share repurchases by us have not been reflected in our unaudited pro forma consolidated financial information.

The historical income tax rate as calculated in the pro forma consolidated statement of operations financial information will differ from the actual income tax rate of continuing and discontinued operations upon the separation of New Security from Ingersoll-Rand. In addition, the historical income tax rate as calculated in the pro forma consolidated statement of operations financial information does not purport to project our ongoing effective tax rate for any future period.
Adjusted EBITDA is a performance measure used by management and investors for understanding the performance of our operations from period to period. We believe Adjusted EBITDA provides important supplemental information to both management and investors regarding financial and business trends used in assessing our results of operations. Adjusted EBITDA may not be comparable to similarly titled measures used by other companies and is not a measure of performance calculated in accordance with U.S. GAAP. This non-GAAP financial measure should be considered supplemental to, not a substitute for or superior to, financial measures calculated in accordance with GAAP. Adjusted EBITDA has limitations in that it does not reflect all of the costs associated with the operations of our businesses as determined in accordance with GAAP. We define Adjusted EBITDA as net earnings (or loss) before giving effect to discontinued operations, non-cash stock compensation, depreciation and amortization, interest expense, and income taxes. The unaudited pro forma consolidated statement of operations financial information provides a quantitative reconciliation of the difference between the non-GAAP measure and the financial measure calculated and reported in accordance with GAAP.
Working capital is a performance measure used for understanding operating liquidity available to our business. Working capital may not be comparable to similarly titled measures used by other companies and is not a measure of performance calculated in accordance with U.S. GAAP. We define working capital as current assets, excluding cash, less current liabilities, including short-term debt obligations.
The assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma consolidated financial information. The assumptions used and pro forma adjustments derived from such assumptions are based on currently available information and we believe such assumptions are reasonable under the circumstances.
The following unaudited pro forma consolidated financial information should be read in conjunction with the historical consolidated financial statements of Ingersoll-Rand plc, the accompanying notes to those financial statements and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in Ingersoll-Rand plc’s 2012 Form 10-K and First Quarter 2013 10-Q. The unaudited pro forma consolidated financial information has been presented for informational purposes only. The unaudited pro forma consolidated financial information does not purport to represent what our results of operations or financial condition would have been had the transactions to which the pro forma adjustments relate actually occurred on the dates indicated, and they do not purport to project our results of operations or financial condition for any future period or as of any future date.

INGERSOLL-RAND PLC
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FINANCIAL INFORMATION
In millions, except per share data

	For the three months ended, March 31, 2013	Spin-related adjustments (a)(b)(e)	Restructuring charges (d)(e)	For the three months ended, March 31, 2013
	As reported			Pro forma
Net revenues	$3,112.4	$(473.3)	$—	$2,639.1

Operating income	$193.5	$(74.6)	$22.1	$141.0

Net earnings	$94.6	$(36.9)	$13.7	$71.4

Net earnings attributable to Ingersoll-Rand plc	88.0	(35.3)	13.7	66.4

Net earnings per share attributable to Ingersoll-Rand plc ordinary shareholders:
Basic	$0.29			$0.22
Diluted	$0.29			$0.22

Weighted-average shares outstanding
Basic	298.9			298.9
Diluted	302.5			302.5

Adjusted EBITDA Reconciliation:
Net earnings	$94.6	$(36.9)	$13.7	$71.4
Adjustments:
Discontinued operations	7.2	(0.1)	—	7.1
Non cash stock compensation	23.0	(1.8)	—	21.2
Depreciation and amortization	94.7	(11.5)	—	83.2
Interest expense	61.0	(0.4)	—	60.6
Provision for income taxes	23.7	(29.7)	8.4	2.4
Adjusted EBITDA	$304.2	$(80.4)	$22.1	$245.9
See Notes to Unaudited Pro Forma Consolidated Financial Information

INGERSOLL-RAND PLC
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FINANCIAL INFORMATION
In millions, except per share data

	For the year ended, December 31, 2012	Spin-related adjustments (a)(b)(e)	Hussmann and restructuring charges (c)-(e)	For the year ended, December 31, 2012
	As reported			Pro forma
Net revenues	$14,034.9	$(2,046.6)	$—	$11,988.3

Operating income	$1,505.2	$(445.6)	$31.9	$1,091.5

Net earnings	$1,044.0	$(271.6)	$20.7	$793.1

Net earnings attributable to Ingersoll-Rand plc	$1,018.6	$(265.9)	$20.7	$773.4

Net earnings per share attributable to Ingersoll-Rand plc ordinary shareholders:
Basic	$3.35			$2.54
Diluted	$3.28			$2.49

Weighted-average shares outstanding
Basic	303.9			303.9
Diluted	310.6			310.6

Adjusted EBITDA Reconciliation:
Net earnings	$1,044.0	$(271.6)	$20.7	$793.1
Adjustments:
Discontinued operations	5.7	(2.7)	—	3.0
Non cash stock compensation	52.6	(4.7)	—	47.9
Depreciation and amortization	375.5	(43.1)	—	332.4
Interest expense	253.5	(1.5)	—	252.0
Provision for income taxes	227.0	(166.7)	11.2	71.5
Adjusted EBITDA	$1,958.3	$(490.3)	$31.9	$1,499.9
See Notes to Unaudited Pro Forma Consolidated Financial Information

INGERSOLL-RAND PLC
UNAUDITED PRO FORMA BALANCE SHEET FINANCIAL INFORMATION
In millions

	March 31, 2013	Spin-related adjustments (a)(e)	March 31, 2013
	As reported		Pro forma
ASSETS

Cash and cash equivalents	$832.9	$(295.8)	$537.1

Accounts and notes receivable, net	2,218.8	(298.4)	1,920.4

Total assets	$18,593.3	$(1,975.3)	$16,618.0

LIABILITIES AND EQUITY

Accounts payable	$1,330.6	$(168.6)	$1,162.0

Total liabilities	$11,245.8	$(599.9)	$10,645.9

Equity	$7,347.5	$(1,375.4)	$5,972.1

Other Metrics
Total current assets (excluding cash)	$4,284.5	$(607.7)	$3,676.8
Total current liabilities	4,170.9	(329.6)	3,841.3
Working Capital	$113.6	$(278.1)	$(164.5)

Short-term borrowings and current maturities of long-term debt	$965.1	$(2.9)	$962.2
Long-term debt	2,271.1	(2.6)	2,268.5
Total Debt	$3,236.2	$(5.5)	$3,230.7
See Notes to Unaudited Pro Forma Consolidated Financial Information

Ingersoll-Rand plc
Notes to Unaudited Pro Forma Consolidated Financial Information
(in millions)

(a)
Reflects the elimination of the results of operations and financial condition of New Security to be reported as discontinued operations. The Spin-related adjustments presented in the unaudited pro forma consolidated financial information are made on a basis that we believe is consistent with the guidance for discontinued operations under U.S. GAAP upon the Spin-off, with the exception of the income tax expense discussed in footnote (e). We expect this basis to be different from the stand-alone historical financial statements presented in the information statement of New Security. The significant differences include: (i) certain allocated corporate overhead costs not included in these pro forma adjustments will be included in the stand-alone historical financial statements of New Security, and (ii) pension liabilities and expense for employees that historically did not perform functions related to the New Security business are included in these pro forma adjustments, but will not be included in the stand-alone historical financial statements of New Security.

(b)
Reflects separation costs of $11.0 million and $5.7 million for the three months ended March 31, 2013 and fiscal year ended December 31, 2012, respectively. Separation costs consist of fees and expenses incurred in conjunction with the Spin-off, including legal, accounting, and advisory fees.

(c)	Reflects the removal of $4.5 million of purchase price adjustments related to the sale of our Hussmann Business.

(d)
Reflects restructuring costs of $22.1 million and $36.4 million for the three months ended March 31, 2013 and for the year ended December 31, 2012, respectively. These amounts exclude restructuring costs for the commercial and residential security businesses, which have been included in the results of operations of New Security as described in footnote (a). Restructuring costs include both qualified and non-qualified charges incurred to improve the Company's cost structure. Qualified restructuring charges represent costs that are directly attributable to restructuring activities and meet the definition of restructuring under ASC 420. Non-qualified restructuring charges represent costs that are directly attributable to restructuring activities, but do not fall into the severance, exit or disposal category and do not meet the definition of restructuring under ASC 420.

(e)	Tax effect on the following pro forma adjustments have been calculated as follows:

•
tax expense for the elimination of the results of operations of New Security to be reported as discontinued operations, as described in footnote (a), at an estimated weighted average statutory income tax rate of approximately 38% for the three months ended March 31, 2013, and approximately 37% for the year ended December 31, 2012. The historical income tax rate as calculated in the pro forma consolidated statement of operations will differ from the income tax rate used in the calculation of discontinued operations upon the separation of New Security from Ingersoll-Rand;

•	no tax benefit for separation costs, as described in footnote (b), has been reflected as it is not certain at this point in time if these costs will be deductible for tax purposes;

•
removal of the Hussmann purchase price adjustments, as described in footnote (c), at the applicable effective income tax rate, as reported within Ingersoll-Rand's historical consolidated results of operations; and

•
tax benefit for restructuring costs, as described in footnote (d), at an estimated US federal and state blended statutory income tax rate of approximately 38%, as the restructuring actions were predominately in the U.S.